Exhibit 10.48

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LBA/MET PARTNERS I-COMPANY II, LLC,

a Delaware limited liability company

AS SELLER

AND

IPT ACQUISITIONS LLC,

a Delaware limited liability company

AS PURCHASER

FOR

THE PROPERTIES LISTED ON

EXHIBIT A-1 ATTACHED HERETO

Dated as of November 24, 2015

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 24th day of November, 2015 (the “Effective Date”) by and between LBA/MET PARTNERS I-COMPANY II, LLC, a Delaware limited liability company (“Seller”), having an office at 3347 Michelson Drive, Suite 200, Irvine, California 92612, and IPT ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”), having an office at 518 17th Street, 17th Floor, Denver, Colorado 80202.

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) those certain tracts or parcels of land commonly known as the Junction Business Center and Zanker Business Center, each located in San Jose, California, and more particularly described on Exhibits A-2 through A-3 attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the buildings, structures, fixtures and other improvements affixed to or located on the Land (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash) used exclusively in connection with the operation of the Land and the Improvements and only as specifically described on Exhibit B attached hereto and made a part hereof (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”);

(d) all of Seller’s right, title and interest in and to leases affecting the Real Property, for those tenants listed on Exhibit C (the “List of Tenants”) attached hereto and made a part hereof (the property described in clause (d) of this Section 1.1 being herein referred to as the “Leases”); and

(e) all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Operating Agreements”) listed and described on Exhibit D (the “Operating Agreements Schedule”) attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property, including specifically, without limitation, all assignable equipment leases, if any (it being understood that any and all existing service contracts which are pursuant to a master contract which includes the Property and other real properties owned by Seller’s affiliates (x) shall be terminated with respect to the Property at Closing, (y) do not appear on the Operating Agreements Schedule and (z) shall not be assigned to or assumed by Purchaser), and (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the “Intangibles”).

1.2 Property Defined. The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Property” or the “Properties.”

1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of FIFTY-FIVE MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($55,200,000.00) (the “Purchase Price”).

1.5 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Title Company (as such term is defined in Section 1.6 hereof) in writing to Purchaser prior to the Closing. Said funds shall be so deposited by 10:00 am PST on the date of Closing.

1.6 Earnest Money. Not later than three (3) business days after the Effective Date, Purchaser shall deposit with First American Title Company (the “Title Company”), having its office at 18500 Von Karman Avenue, Suite 600, Irvine, California 92612, Attention: Patty Beverly the sum of One Million One Hundred Nine Thousand Eight Hundred Forty-One and No/100 Dollars ($1,109,841.00) (the “Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. The Title Company shall hold the Deposit in an interest-bearing account in accordance with the terms and conditions hereof and any supplementary instructions executed by the parties pursuant to the provisions of Section 1.8 hereof. The Deposit, together with all interest earned on such sums, are herein referred to collectively as the “Earnest Money.” All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Upon the expiration of the Inspection Period, the Earnest Money shall be non-refundable to Purchaser except as expressly set forth in this Agreement. Time is of the essence for the delivery of Earnest Money under this Agreement.

1.7 Independent Consideration. Notwithstanding anything herein to the contrary, One Hundred and No/100 Dollars ($100.00) of the Earnest Money is non-refundable to Purchaser under any circumstances, shall not be applied towards the Purchase Price, shall be disbursed to Seller upon the Closing or any termination of this Agreement, shall be deemed fully earned by Seller upon the deposit thereof and shall be independent of any other consideration provided hereunder.

1.8 Delivery to Title Company. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed copy of this Agreement with Title Company and this Agreement shall (along with such supplementary instructions not inconsistent herewith as either party hereto may deliver to Title Company) serve as escrow instructions to Title Company for the consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

ARTICLE II

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Seller has obtained from the Title Company and delivered, or shall obtain from the Title Company and deliver, to Purchaser, an ALTA title insurance report (the “Title Commitment”) covering the Property. Purchaser shall have until the date (the “Title Exam Deadline”), which is five (5) days prior to the expiration of the Inspection Period to review the Title Commitment and at Closing obtain from the Title Company an Owner’s Policy of Title Insurance in the full amount of the Purchase Price pursuant to Section 2.4 hereof.

2.2 Survey. Seller has delivered or shall deliver to Purchaser and the Title Company, Seller’s existing ALTA survey of the Property (the “Survey”). Purchaser may, at its sole cost and expense, update and recertify the Survey.

2.3 Title Objections; Cure of Title Objections. Purchaser shall have until the Title Exam Deadline to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey. Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within three (3) days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. Seller’s failure to respond within said three (3) day period shall be deemed to be Seller’s election not to cure any such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed thirty (30) days after the date for Closing set forth in Section 4.1 hereof. If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection, Purchaser shall, on or before the expiration of the Inspection Period, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser’s failure to so respond shall be deemed to be Purchaser’s election to accept the conveyance under clause (i) above. If Seller notifies Purchaser that Seller shall cure a title objection and after attempting to cure such objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof, Purchaser shall, on or before the date of the Closing, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser’s failure to so respond shall be deemed to be Purchaser’s election to accept the conveyance under clause (i) above.

2.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Property as will enable the Title Company to issue to Purchaser a standard coverage Owner’s Policy of Title Insurance (the “Title Policy”) covering the Property, in the full amount of the Purchase Price; provided, however, that Purchaser may require the Title Policy to be issued as an ALTA/extended coverage Policy of Title Insurance so long as Purchaser provides the Title Company with any required update and/or recertification of the Survey. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a) the rights of tenants, as tenants only, under the Leases;

(b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(c) liens encumbrances or other items created by Purchaser or its agents;

(d) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

(e) items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.3 or 2.5 hereof.

Notwithstanding anything contained herein to the contrary, Permitted Exceptions shall not include (i) any mortgages or deeds of trust encumbering the Property and (ii) all non-monetary liens that are voluntarily caused or created by Seller encumbering the Property after the Effective

Date without the consent of Purchaser and (iii) any and all mechanic’s liens relating to work authorized by Seller (but not in excess of $1,000,000), judgment liens against Seller and any delinquent taxes (collectively, the “Mandatory Cure Items”). In no event shall Mandatory Cure Items include any liens for (a) the amount of the credit to Purchaser pursuant to the first sentence of 4.5(b)(vii), and (b) the amount of any Tenant Inducement Costs for new Leases or renewals or expansions of existing Leases that are the responsibility of Purchaser pursuant to the second sentence of Section 4.5(b)(vii).

2.5 Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company between (a) the expiration of the Inspection Period, and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the expiration of the Inspection Period. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed thirty (30) days after the date for Closing set forth in Section 4.1 hereof.

ARTICLE III

INSPECTION PERIOD

3.1 Right of Inspection. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on December 18, 2015 (hereinafter referred to as the “Inspection Period”), Purchaser shall have the right to make a physical inspection of the Property and to examine any operating files maintained by Seller or its property manager in connection with the leasing, current maintenance and/or management of the Property, including, without limitation, the Leases, lease files, Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials, all of which Seller shall make available to Purchaser in an on-line data site, but excluding materials not directly related to the leasing, current maintenance and/or management of the Property such as, without limitation, Seller’s internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, elective or confidential information. Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours’ prior written notice to Seller and in the presence of Seller or its representative. Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its tenants nor shall Purchaser’s inspection damage the Property in any respect. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent, which may be withheld in Seller’s sole discretion), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Promptly following each inspection or test on the

Property that damages the Property and unreasonably interferes with the use of the Property by one or more tenants, Purchaser shall restore the Property to a condition which is as near as possible to its original condition as existed prior to any such inspections and/or tests. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact any tenants of the Property without prior written notice to Seller and shall not unreasonably disrupt Seller’s or any tenant’s activities on the Property. Purchaser agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement; provided, that, Purchaser’s indemnity hereunder shall not include any losses, cost, damage or expenses resulting from the gross negligence or willful misconduct of Seller, the mere discovery of any pre-existing condition of the Property which is not exacerbated as a result of such inspection, latent defects or hazardous substances not brought to the Property by Purchaser. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Prior to Purchaser entering the Property to conduct the inspections and/or tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Two Million and No/100 Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and/or tests.

3.2 Right of Termination. Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser’s sole discretion) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. Further, if Purchaser gives such notice of termination within the Inspection Period, this Agreement, all of the Seller Affiliate Agreements (as hereinafter defined) shall automatically terminate, and the earnest money under each of the Seller Affiliate Agreements shall be returned to Purchaser, in accordance with each such Seller Affiliate Agreement. Time is of the essence with respect to the provisions of this Section 3.2. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Section 2.5 hereof and any other applicable provisions) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

ARTICLE IV

CLOSING

4.1 Time and Place. The parties shall conduct an escrow closing (the “Closing”) on December 22, 2015 or such later date as the same may be extended to pursuant to Section 2.3 or 2.5 hereof (the “Closing Date”). In the event the Closing does not occur on or before the Closing Date, the Title Company shall, unless it is notified by both Seller and Purchaser to the contrary within three (3) days after the Closing Date, return to the depositor thereof items other than the Earnest Money which were deposited thereunder; any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 hereof and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions.

4.2 Seller’s Obligations at Closing. Not less than one (1) business day prior to Closing, Seller shall deliver to the Title Company:

(a) a duly executed grant deed (the “Deed”) in the form of Exhibit E attached hereto with respect to each Property, conveying the Land and Improvements, subject only to the Permitted Exceptions; the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise;

(b) four (4) duly executed counterparts of a bill of sale in the form of Exhibit F attached hereto with respect to each Property;

(c) four (4) duly executed counterparts of an assignment and assumption agreement as to the Leases in the form of Exhibit G attached hereto with respect to each Property;

(d) four (4) duly executed counterparts of an assignment and assumption agreement as to the Operating Agreements and other Intangibles in the form of Exhibit H attached hereto with respect to each Property; provided that, in the event any assignable warranty or guaranty requires the consent or action of a third party, Seller shall use reasonable efforts to obtain such consent or other action as soon as practical after the Closing in accordance with Section 10.12 hereof;

(e) the Tenant Estoppels (as defined in Section 5.4(b) hereof), to the extent received by Seller from the tenants under the Leases;

(f) one (1) duly executed original of a form of tenant notice attached hereto as Exhibit I; and following Closing, Purchaser shall be responsible for preparing a specific notice to each tenant under the Leases utilizing such form and shall send the same to each of the tenants informing such tenants of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable, any security deposits) and directing that all rent and other sums payable under the Leases after the Closing shall be paid as set forth in the notice;

(g) four (4) originals of a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which results in any representation or warranty being inaccurate in any material respect as of the date of the Closing, shall constitute the non-fulfillment of the condition set forth in Section 4.7(b) hereof and shall entitle Purchaser to terminate this Agreement and to a return of the Earnest Money; if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate. Notwithstanding anything herein to the contrary, the certificate required pursuant to this Section 4.2(g) shall survive only for the survival period set forth in Section 5.3 hereof, and any liability of Seller pursuant to such certificate shall be made expressly subject to such survival period and to the other provisions of Section 5.3 hereof, including, without limitation, the Cap (as such term is defined in Section 5.3 hereof);

(h) such evidence as Purchaser’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(i) four (4) duly executed counterparts of an affidavit by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form of Exhibit J attached hereto, and four (4) duly executed originals of a California Form 593-C;

(j) to the extent not previously delivered to Purchaser, the Leases, Operating Agreements and licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property; and

(k) such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement, including such customary affidavits as the Title Company may reasonably require to issue the Title Policy with extended coverage.

At the Closing, Seller shall deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions. Purchaser shall cooperate with Seller for a period of two (2) years after the Closing in case of Seller’s need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing.

4.3 Purchaser’s Obligations at Closing. Except as set forth to the contrary in Section 1.5 above, not later than one (1) business day prior to Closing, Purchaser shall deliver to Title Company:

(a) the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 hereof, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

(b) four (4) duly executed counterparts of the instruments described in Sections 4.2(b), 4.2(c) and 4.2(d) hereof and one (1) duly executed counterpart of each of the instruments described in Section 4.2(f) hereof;

(c) such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(d) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4 Title Company’s Obligations at Closing. At Closing, Title Company shall:

(a) at such time as Title Company holds and is irrevocably obligated to deliver the Purchase Price to Seller, record the Deed in the applicable Official Records.

(b) deliver to Seller the Purchase Price by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Title Company prior to the Closing;

(c) deliver to Purchaser the fully executed original counterparts of the instruments described in Section 4.2(f) hereof;

(d) deliver to Seller and Purchaser two (2) fully executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(g) and 4.2(i) hereof; and

(e) deliver to Seller and Purchaser settlement statements prepared by Title Company and approved by Seller and Purchaser not less than two (2) business days prior to the Closing.

4.5 Credits and Prorations.

(a) The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i) rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases);

(ii) taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;

(iii) payments under the Operating Agreements;

(iv) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(i) At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Leases), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits. In the event any security deposits shall have been deposited with Seller in a form other than cash (e.g. letter of credit), Seller shall satisfy its obligations hereunder with respect to such security deposit by delivering to Purchaser an assignment of such security deposit to Purchaser with written instructions to the issuer of such deposits to transfer the same to Purchaser, and appropriate instruments of transfer or assignment.

(ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing.

(iii) Charges referred to in Section 4.5(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same.

(iv) Intentionally Deleted.

(v) As to gas, electricity and other utility charges referred to in Section 4.5(a)(iv) hereof, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date herein above fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(vi) Purchaser shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive Closing.

(vii) Seller shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined) and leasing commissions with respect to the current terms of the Leases in effect as of the Effective Date as set forth on Exhibit N attached hereto, and to the extent the same have not been paid as of the Closing Date, Purchaser shall receive a credit for the same at Closing and shall thereafter be responsible for the payment of the same after the Closing and shall indemnify Seller with respect to the same. Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) as a result of any renewals or modifications of the Leases, or any new Leases, approved or deemed approved in accordance with Section 5.4 hereof, between the Effective Date and the date of Closing. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under any Leases to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that, subject to the provisions of Section 4.5(b)(ix) below, Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing.

(viii) Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. In the event that there shall be any rents or other charges under the Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof shall be remitted promptly to Seller by Purchaser.

(ix) At Closing, Purchaser shall receive a credit against the Purchase Price for the amount of outstanding free rent to the extent the same relate to periods after the Closing and are set forth in the Leases in effect as of the Effective Date (the “Free Rent Credit”). The amount of such Free Rent Credit is estimated to be as set forth on Exhibit O attached hereto; provided that Seller and Purchaser acknowledge that the amounts on Exhibit O reflect free rent as of January 1, 2016, and prior to Closing, Seller and Purchaser shall agree on the exact amount of the Free Rent Credit based on the actual Closing Date.

(c) Following the Closing, Seller and Purchaser agree to cooperate with respect to any year-end reconciliation of common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by tenants (collectively, the “Operating Expenses”) to the extent required under the Leases, it being acknowledged that Seller’s actual operating costs shall apply for the portion of the calendar year prior to Closing, and Purchaser’s actual operating costs shall apply for the portion of the calendar year following Closing. Purchaser shall be responsible for billing and collecting, if necessary, any amounts owed by tenants as a result of such reconciliation. To the extent that a tenant’s share of the actual Operating Expenses for that period is higher than the estimated payments which such tenant previously paid during that period, Purchaser agrees to remit such amounts to Seller within thirty (30) days of receipt of funds. To the extent that a tenant’s share of the actual Operating Expenses for that period is less than the estimated payments which such tenant previously paid during that period, Seller agrees to refund to Purchaser its proportionate share within thirty (30) days after such reconciliation. In the event that a post closing true-up is necessary for any other items, Purchaser shall work diligently with Seller to finalize the prorations as soon as possible, but in no event later than one hundred-twenty (120) days after the close of the calendar year in which the Closing occurs.

(d) Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less (i) the equitable prorated costs of collection and (ii) any amounts due to tenants pursuant to the terms of the Leases.

(e) The provisions of this Section 4.5 shall survive Closing.

4.6 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction; (b) the CLTA portion of the premium for the Title Policy; (c) any and all state, county and local transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property; (d) the fees for recording the deed conveying the Property to Purchaser and (e) one-half (1/2) of any escrow fee which may be charged by Title Company. Purchaser shall pay (u) the fees of any counsel representing Purchaser in connection with this transaction; (v) the premium for the ALTA portion of the Title Policy and the costs of any endorsements thereto; (w) for the cost of the any update or recertification of the Survey (or Purchaser shall reimburse Seller for the same); (x) any other recording fees other than with respect to the deed conveying the Property to Purchaser; (y) one-half (1/2) of any escrow fees charged by Title Company; and (z) any transfer fee and any other fee or charge due to any owners association in connection with the transfer of the Property. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.7 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d) Purchaser shall have received the “Tenant Estoppels” (as hereafter defined) from (A) the following major tenants (individually or collectively, a “Major Tenant”): (i) CP OPCO, LLC, (ii) Rosendin Electric, Inc., (iii) Second Source Medical, Inc., (iv) SourceHOV Healthcare, Inc., (v) SABIC Innovative Plastics (each of (i)-(v) are tenants of the Zanker Business Center Property) and (vi) Kelly Duong (an individual dba Advanced Industrial Ceramics), (vii) Cuhna Landscape Services, Inc. (viii) Emser Tile, LLC, (ix) MPower Communications Corp., (x) M-Pulse Microwave, Inc., and (xi) Surplus Industrial Supply Company, Inc., (each of (vi)-(xi) are tenants of the Junction Business Center Property) and (B) such additional tenants with leased square footage sufficient, when combined with the leased square footage of the Major Tenants, to comprise at least seventy percent (70%) of the leased square footage of each of the Zanker Business Center Property and the Junction Business Center Property (the “Estoppel Delivery Requirement”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, all executed Tenant Estoppels shall be deemed acceptable for purposes of satisfying the condition set forth in this Section 4.7(d) unless such Tenant Estoppel (i) materially deviates from the form required under Section 5.4 or discloses any material adverse matters that were not disclosed to Purchaser prior to the expiration of the Inspection Period, (ii) alleges a material default of either party under the applicable lease, (iii) fails to confirm that the Lease is in full force and effect or (iv) is dated earlier than thirty (30) days prior to the date of the initially-scheduled Closing. If a Tenant Estoppel includes any of the items described in clause (i) through (iv) of the preceding sentence, then Purchaser shall approve or reasonably disapprove such Tenant Estoppel within two (2) business days after receipt thereof (and Purchaser’s failure to respond within such two (2) business day period shall be deemed to be Purchaser’s approval of the applicable Tenant Estoppel). If on or before the Closing Date, the Estoppel Delivery Requirement is not satisfied (or waived by Purchaser), Seller shall not be in default hereunder and this Agreement shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement); provided, however, that each of Seller and Purchaser shall have the unilateral right (at its option) to extend the period for satisfying the condition set forth in this Section 4.7(d) (and, accordingly, the Closing Date) to a date not later than thirty (30) days following the original Closing Date in order to satisfy such condition.

(e) The closings under (i) that certain Purchase and Sale Agreement by and between Purchaser and LBA/Met Partners I-Company III, LLC, a Delaware limited liability company (“Company III”) of even date herewith (the “Company III Agreement”), (ii) that certain Purchase and Sale Agreement by and between Purchaser and LBA/Met Partners I-Company V, LLC, a Delaware limited liability company (“Company V”) of even date herewith (the “Company V Agreement”) and (iii) that certain Purchase and Sale Agreement by and between Purchaser and LBA/Met Partners I-Company IX, LLC, a Delaware limited liability company (“Company IX”) of even date herewith (the “Company IX Agreement”, and together with the Company III Agreement and the Company V Agreement, collectively, the “Seller Affiliate Agreements”) shall occur concurrently with the Closing contemplated hereunder; provided, however, in the event that the condition set forth in this Section 4.7(e) is not satisfied due to a termination of any Seller Affiliate Agreement or portion thereof pursuant to the provisions of Section 7 thereunder, Purchaser shall not be entitled to terminate this Agreement and Purchaser shall proceed with the Closing contemplated hereunder notwithstanding the non-satisfaction of this Section 4.7(e); further provided that in the event that (x) this Agreement is terminated pursuant to Section 7 hereof with respect to the Zanker Business Center Property or (y) the Company IX Agreement is terminated pursuant to Section 7 thereof with respect to the LBA Logistics Center Property or (z) this Agreement or any Seller Affiliate Agreement is terminated pursuant to Section 7 of the applicable agreements with respect to two (2) or more individual properties described in this Agreement or any Seller Affiliate Agreement, or any combination thereof, as applicable, then Purchaser shall have a right to terminate this Agreement and all Seller Affiliate Agreements as a failure of the condition set forth in this Section 4.7(e).

(f) Title Company shall be irrevocably committed to issue to Purchaser a title policy in the form of a pro forma title policy (the “Pro Forma Owner’s Policy”) previously reviewed and approved by Purchaser, subject only to the payment of the premium therefor. Purchaser shall cause a copy of the Pro Forma Owner’s Policy to be delivered to Seller prior to the expiration of the Inspection Period.

4.8 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

(e) The closings under the Seller Affiliate Agreements shall occur concurrently with the Closing contemplated hereunder; provided, however, in the event that the condition set forth in this Section 4.8(e) due to a termination of any Seller Affiliate Agreement or portion thereof pursuant to the provisions of Section 7 thereunder, Seller shall not be entitled to terminate this Agreement and Seller shall proceed with the Closing contemplated hereunder notwithstanding the non-satisfaction of this Section 4.8(e).

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of Delaware. Seller has the full right, power and authority to enter into this Agreement and, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

(b) Pending Actions. Except as disclosed on Exhibit L attached hereto and made a part hereof, to Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against Seller, the Property or the transaction contemplated by this Agreement.

(c) Leases. Seller is the lessor or landlord or the successor lessor or landlord under the Leases. To Seller’s knowledge, there are no other leases or occupancy agreements to which Seller is a party affecting the Property other than with respect to those tenants listed on Exhibit C attached hereto, and to Seller’s knowledge, Seller has delivered to Purchaser copies of all documents comprising the Leases in the possession of Seller. Seller has not given or received any written notice of termination or written notice alleging a default with respect to any Lease. Seller does not represent or warrant that any of the Leases will be in force or effect at Closing or that the tenants under the Leases will have performed its or their obligations thereunder.

(d) Rent Roll: To Seller’s knowledge, the rent roll attached hereto as Exhibit M is the rent roll used in Seller’s ordinary course of operation of the Property as of the Effective Date.

(e) Operating Agreements: To Seller’s knowledge, Seller has delivered to Purchaser copies of all documents comprising Operating Agreements in the possession of Seller. To Seller’s knowledge, Seller has not given or received any written notice alleging a default with respect to the Operating Agreements.

(f) Condemnation. To Seller’s knowledge, no condemnation proceedings relating to the Property are pending or threatened.

(g) OFAC. Seller represents and warrants that (a) Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the

United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as hereinafter defined), (b) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(h) Bankruptcy: Seller has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

(i) Violation of Law: Seller has not received any written notice that the Property violates any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation which has not previously been cured.

(j) Tenant Improvements and Commissions: To Seller’s knowledge, except as set forth on Exhibit N, there are no outstanding Tenant Inducement Costs or leasing commissions payable in connection with the current terms of the Leases in effect as of the Effective Date.

5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of the Designated Employee (as hereinafter defined) of LBA Realty, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employee” shall refer to the following person: Steven R. Layton.

5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(g) hereof, shall survive Closing for a period of six (6) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Purchaser prior to Closing (it being agreed that information that is set forth in due diligence materials provided to Purchaser by Seller or any Tenant Estoppel shall be deemed “actually known” to Purchaser), (b) unless the valid claims for all such breaches and any breaches by the applicable Sellers under the Seller Affiliate Agreements collectively aggregate more than collectively aggregate more than One Hundred Thousand and No/100 Dollars ($100,000.00), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said six (6) month period and an action shall have been commenced by Purchaser against Seller within ten (10) days after the termination of the survival period provided for above in this Section 5.3. As used herein, the term “Cap” shall mean the total aggregate amount of Two Million and No/100 Dollars ($2,000,000.00). In no event shall Seller’s, Company III’s, Company V’s and Company IX’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement or the applicable Sellers under the Seller Affiliate Agreements, collectively exceed the amount of the Cap.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof. Seller shall promptly deliver to Purchaser any written notice of termination of any Lease received by Purchaser after the Effective Date.

(b) Seller shall use reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing, written estoppel certificates, in the form of Exhibit K attached hereto and made a part hereof, or if a tenant is unwilling to execute such form in the form required by, or which contains the certifications or statements required by, the particular Lease, signed by each of the tenants under the Leases. A signed certificate is referred to herein as a “Tenant Estoppel”.

(c) Seller shall not enter into any termination, renewal or modification of any Leases or any new Lease of all or any portion of the Property between the Effective Date and the date of Closing without first obtaining Purchaser’s prior written consent (which shall not be unreasonably withheld or conditioned prior to the expiration of the Inspection Period, but which may be withheld or granted in Purchaser’s sole discretion thereafter). Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval, including all Tenant Inducement Costs and leasing commissions to be incurred in connection therewith. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) business day time period for such purpose set forth above, such failure shall be deemed the approval by Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including reasonable legal fees, incurred by Seller pursuant to a renewal or a modification or a new Lease approved (or deemed approved) by Purchaser.

(d) Seller shall not enter into any new Operating Agreements relating to the Property which are not terminable upon prior thirty (30) day notice (any termination or penalty fees shall be paid by Seller) between the Effective Date and the date of Closing without first obtaining Purchaser’s prior written consent (which shall not be unreasonably withheld or conditioned prior to the expiration of the Inspection Period, but which may be withheld or granted in Purchaser’s sole discretion thereafter).

5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(b) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of its state of formation and the state that the Property is located. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(c) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(d) OFAC. Seller advises Purchaser hereby that the purpose of this paragraph is to provide to Seller information and assurances to enable Seller to comply with the law relating to OFAC. Purchaser represents, warrants and covenants in favor of Seller neither it nor any person or entity that directly or indirectly (a) controls it or (b) has an ownership interest in it of twenty-five percent (25%) or more, appears on the OFAC List published by OFAC. Purchaser covenants to provide to Seller prior to Closing information reasonably requested by Seller including without limitation, organizational structural charts and organizational documents which Seller may deem to be necessary (“Purchaser OFAC Information”) in order for Seller to confirm its continuing compliance with the provisions of this paragraph. Purchaser represents and warrants to Seller that the Purchaser OFAC Information it has provided or to be provided to Seller in connection with the execution of this Agreement is true and complete.

5.6 Survival of Purchaser’s Representations and Warranties. The representation and warranties of Purchaser set forth in Section 5.5 hereof shall survive Closing.

5.7 Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period, inspect the Property for the presence of hazardous substances, and shall promptly furnish to Seller (at no cost to Seller) copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller arising from the presence of hazardous substances on the Property. Purchaser shall also promptly furnish to Seller (at no cost to Seller) copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable).

ARTICLE VI

DEFAULT

6.1 Default by Purchaser. IF, AT CLOSING, PURCHASER SHALL FAIL TO CONSUMMATE THE TRANSACTION CONTEMPLATED HEREUNDER FOR ANY REASON OTHER THAN A DEFAULT OF THE SELLER, THE FAILURE OF A CONDITION SET FORTH IN SECTION 4.7 HEREOF OR A TERMINATION PURSUANT TO SECTION 7 HEREOF, THEN SELLER SHALL RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT HEREUNDER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS HEREOF OR PURCHASER’S OBLIGATIONS UNDER SECTION 10.24 HEREOF.

SELLER:	/s/ SB	PURCHASER:	/s/ AK

6.2 Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser’s default hereunder or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money and to receive a reimbursement for Purchaser’s actual and documented out-of-pocket costs, fees and expenses, paid or incurred by in connection with this Agreement and the Seller Affiliate Agreements in an amount not to exceed the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate among this Agreement and the Seller Affiliate Agreements, which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to proceed under clause (i) above if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before fifteen (15) days following the date upon which Closing was to have occurred. The foregoing is not intended to limit Seller’s obligations under Section 10.24 hereof.

6.3 Cross-Default. Any default by Seller or Purchaser under this Agreement shall constitute a default under all of the Seller Affiliate Agreements by the defaulting party, and the remedies of the non-defaulting party set forth in this Agreement and the Seller Affiliate Agreements shall be cumulative.

ARTICLE VII

RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to a Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon such Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended by up to thirty (30) days in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the amount of any deductible or self-insured amount. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement with respect to such damaged or condemned Property only by delivering written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement with respect to such damaged or condemned Property within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon such Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the amount of any deductible or self-insured amount. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2 hereof, “major” loss or damage refers to the following: (i) loss or damage to a Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than One Million Dollars and No/100 Dollars ($1,000,000.00) with respect to each Property, (ii) any loss due to a condemnation which permanently and materially impairs the current use of a Property, and (iii) loss or damage to a Property or any portion thereof such that a termination right is triggered as a result of such loss or damage by any Major Tenant under their respective Lease, unless the Major Tenant has waived its termination right. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII

COMMISSIONS

8.1 Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Eastdil Secured (the “Seller’s Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Seller’s Broker, who, in turn, shall pay a brokerage commission to CBRE (“Purchaser’s Broker”, and together with Seller’s Broker, collectively, “Broker”). Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 8.1 shall survive Closing or earlier termination of this Agreement.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Except as expressly stated herein or any document delivered at Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein or any document delivered at Closing. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or in verbal communication.

9.2 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED AT CLOSING, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE

PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED AT CLOSING. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED AT CLOSING, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL TAKE THE PROPERTY SUBJECT TO THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING

ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION. AS PART OF THE PROVISIONS OF THIS SECTION 9.2, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS, INCLUDING WITHOUT LIMITATION, SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1 Confidentiality. Prior to Closing or earlier termination of this Agreement, Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information (a) as required by law, and (b) to the employees, consultants, accountants and attorneys of Purchaser provided that such persons agree in writing to treat such data and information confidentially. After Closing, Purchaser may disclose any data and information relating to the Property, except that any data or information relating to Seller to be disclosed after Closing shall require Seller’s prior consent, unless such disclosure is required by law. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Earnest Money to Purchaser, such Earnest Money shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing.

10.2 Public Disclosure. Except as otherwise required by law, prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel.

10.3 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.4 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement. Without limitation of the foregoing, no assignment by Purchaser shall relieve Purchaser of any of its obligations or liabilities pursuant to this Agreement. Notwithstanding the foregoing, Purchaser may assign all of its interest in this Agreement on or before the Closing Date to an entity (a “Purchaser Assignee”) that is owned and controlled by or is under common ownership and control with Purchaser, so long as (i) Purchaser notifies Seller not less than five (5) business days prior to the Closing Date of such assignment (including the exact name and signature block of the proposed transferee), and (ii) Purchaser and Purchaser Assignee execute and deliver an assignment and assumption agreement in form reasonably satisfactory to Seller, pursuant to which Purchaser Assignee remakes all of Purchaser’s representations and warranties set forth in this Agreement and (iii) the transferor shall not be released from the obligations of “Purchaser” hereunder.

10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile or e-mail transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile or e-mail transmission, as of the date of the facsimile or e-mail transmission. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	c/o LBA Realty
3347 Michelson Drive, Suite 200
Irvine, California 92612
Attention: Mr. Steven R. Layton
Telecopy: (949) 955-9325
E-mail : slayton@lbarealty.com

with a copy to:	Seyfarth Shaw LLP
333 South Hope Street, Suite 3900
Los Angeles, California 90071
Attention: Richard C. Mendelson, Esq.
Telecopy: (310) 551-8410
E-mail: rmendelson@seyfarth.com

If to Purchaser:	IPT Acquisitions LLC
c/o Industrial Property Trust Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202
Attn: Thomas McGonagle
Telecopy: (303) 869-4602
E-mail : tmcgonagle@industrialpropertytrust.com

With a copy to:	Joshua J. Widoff
General Counsel
Industrial Property Trust Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202
Telecopy: (303) 869-4602
E-mail: jwidoff@dividendcapital.com

and a copy to:	Husch Blackwell LLP
1700 Lincoln Street, Suite 4700
Denver, Colorado 80203-4547
Attention: Kevin H. Kelley, Esq.
Telecopy: (303) 749-7272
Email: Kevin.Kelley@huschblackwell.com

10.6 Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser

10.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.8 Tenant Notification Letter. Purchaser shall deliver to each of the tenants under the Leases a signed statement acknowledging Purchaser’s receipt and responsibility for each such tenant’s security deposit (to the extent delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable provisions of applicable law. The provisions of this Section 10.8 shall survive Closing.

10.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time. Time is of the essence of each and every provision of this Agreement.

10.10 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.11 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.12 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement (but without expanding the obligations or liability of either party hereunder in any material manner). Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.12 shall survive Closing.

10.13 Signatures; Counterparts. This Agreement may be executed by electronic or facsimile signature. In addition, to facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

10.14 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.15 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.15 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing. The provisions of this Section 10.16 shall survive the closing of the transaction contemplated by this Agreement.

10.17 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a) Exhibit A - Legal Description of the Land

(b) Exhibit B - Personal Property

(c) Exhibit C - List of Tenants

(d) Exhibit D - Operating Agreements Schedule

(e) Exhibit E - Deed

(f) Exhibit F - Bill of Sale

(g) Exhibit G - Assignment and Assumption of Leases

(h) Exhibit H - Assignment and Assumption of Operating Agreements, Warranties and Intangibles

(i) Exhibit I - Notice to Tenants

(j) Exhibit J - Certificate of Non-Foreign Status

(k) Exhibit K - Tenant Estoppel Certificate

(l) Exhibit L - Litigation

(m) Exhibit M - Rent Roll

(n) Exhibit N - Outstanding Tenant Inducement Costs

(o) Exhibit O - Free Rent Credit

10.18 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.19 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.20 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.21 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1; the last paragraph of Section 4.2; 4.5; 5.3; 5.6; 8.1; 9.3; 10.1; 10.8; 10.12; 10.15; 10.16; 10.22; 10.23; 10.24; 10.25 and 10.28.

10.22 Natural Hazard Disclosure Statement. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, and California Public

Resources Code Sections 2621.9, 2694, and 4136, and any successor statutes or laws (the “Act”). Seller shall provide Purchaser with a Natural Hazard Disclosure Statement (“Disclosure Statement”). Purchaser acknowledges that Seller has retained the services of an expert (the “Natural Hazard Expert”) to examine the maps and other information made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations with respect to the Act and to prepare a written report of the result of its examination (the “Report”). Purchaser acknowledges that, except as otherwise expressly set forth in this Agreement, the Report fully and completely discharges Seller from its disclosure obligations under the Act, and, for the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors or omission not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert dealing within the scope of its expertise with respect to the examination and Report. Purchaser acknowledges and agrees that nothing contained in the Disclosure Statement shall release Purchaser from its obligation to fully investigate the condition of the Property, including, without limitation, whether the Property is located in any Natural Hazard Area. Purchaser further acknowledges and agrees that the matters set forth in the Disclosure Statement or Report may change on or prior to the Closing Date and that Seller has no obligation to update, modify, or supplement the Disclosure Statement or Report. Purchaser shall be solely responsible for preparing and delivering its own Natural Hazard Disclosure Statement to subsequent prospective buyers of the Property. The provisions of this Section 10.22 shall survive the closing of the transaction contemplated by this Agreement.

10.23 1031 Exchange. Either party hereto may elect to seek to structure its purchase or sale, as applicable, of the Property as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“1031 Exchange”), subject to the limitations set forth herein. Each party shall reasonably cooperate with the other, at no material cost to such cooperating party, in connection with the same, including, but not limited to, executing and delivering a consent to an assignment to a qualified exchange intermediary of rights (but not obligations) under this Agreement; provided that (i) the party desiring to effectuate a 1031 Exchange shall notify the other party of the same not later than ten (10) days prior to the Closing, (ii) neither party shall be required to incur any additional liabilities or financial obligations as a consequence of such cooperation, (iii) neither party shall be relieved of its obligations, representations or warranties under this Agreement, (iv) any attempt to structure an acquisition or sale of the Property as a 1031 Exchange shall not be a condition to, and shall not delay or extend, the Closing, and (v) neither party shall be required to acquire title to any property other than the Property. Any risk that such an exchange or conveyance might not qualify as a tax-deferred transaction shall also be borne solely by the party seeking to effectuate the same, and each party acknowledges that the other has not provided, and will not provide, any tax, accounting, legal or other advice regarding the efficacy of any attempt to structure the transaction as a 1031 Exchange. Each party hereby agrees to save, protect, defend, indemnify and hold the other harmless from any and all losses, costs, claims, liabilities, penalties, and expenses, including, without limitation, reasonable attorneys’ fees, fees of accountants and other experts, and costs of any judicial or administrative proceeding or alternative dispute resolution to which the other may be exposed, due to any attempt by the indemnifying party to structure the transaction as a 1031 Exchange. The provisions of this Section 10.23 shall survive the Closing.

10.24 Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not substantially prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Section 10.24 shall survive the Closing.

10.25 Non-Residential Energy Use Disclosure. Purchaser acknowledges that Seller has complied with California Public Resource Code Section 25402.10 and the disclosure regulations issued in connection therewith (e.g., California Code of Regulations, Title 20, Sections 1680-1684) by, among other things, delivering to Purchaser the Data Verification Checklist (as such term is defined in California Code of Regulations, Title 20, Section 1681) for the Real Property prior to the date hereof. By Purchaser’s execution of this Agreement, Purchaser acknowledges Purchaser’s receipt of the Data Verification Checklist. Purchaser acknowledges and agrees that (i) Seller makes no representation or warranty regarding the energy performance of the Property or the accuracy or completeness of the Data Verification Checklist, (ii) the Data Verification Checklist Information is for the current occupancy and use of the Property and that the energy performance of the Property may vary depending on future occupancy and/or use of the Property and (iii) Seller shall have no liability to Purchaser for any errors or omissions in the Data Verification Checklist. The disclaimers, releases and waivers under Article IX of this Agreement shall include and apply to any and all claims, rights or remedies of Purchaser arising out of, relating to or in connection with the Seller’s obligations described in the first sentence of this Section 10.25. The provisions of this Section 10.25 shall survive the Closing.

10.26 Limitation on Liability. Subject to the provisions of Section 10.27 below, Purchaser shall only look to the Seller and its interest in the Property for the enforcement of Seller’s obligations under this Agreement and under all of the documents executed by Seller in connection with this Agreement. None of the trustees, officers, directors, employees, members, owners, partners or shareholders of Seller or any direct or indirect owner of Seller shall have any personal liability for any of the liability or obligations of Seller in connection with this Agreement. The provisions of this Section 10.26 shall survive the Closing.

10.27 Joint and Several Liability. Subject to the provisions of this Agreement, the liability of Seller hereunder is joint and several with the liability of Company III, Company V and Company IX under the Seller Affiliate Agreements.

10.28 Information and Audit Cooperation. To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser under SEC Rule 3-14 of Regulation S-X and upon at least three (3) business days prior written notice to Seller, within ninety (90) days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser’s auditors to audit the trial balance related to the operation of the Property for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited. Purchaser may not use the results of any such financial information to pursue any claim against Seller under the terms of this Agreement. This Section 10.28 shall survive Closing for a period of one (1) year.

[Next page is signature page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

LBA/MET PARTNERS I-COMPANY II, LLC, a Delaware limited liability company

By:	LBA/Met Partners I, LLC,
a Delaware limited liability company, its sole Member

	By:	LBA Realty Fund, L.P.,
a Delaware limited partnership, its Managing Manager

		By:	LBA Management Company LLC,
a Delaware limited liability company, its General Partner

			By:	LBA Realty LLC,
a Delaware limited liability company, its Manager

				By:	LBA Inc.,
a California corporation, its Managing Member

					By:	/s/ STEVE BRIGGS
					Name:	Steve Briggs
					Title:	Authorized Signatory

[Signature Page to Company II Purchase Agreement]

PURCHASER:

IPT ACQUISITIONS LLC, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC,
a Delaware limited liability company, its sole member

	By:	Industrial Property Operating Partnership LP,
a Delaware limited partnership, its sole member

		By:	Industrial Property Trust Inc.,
a Maryland corporation, its general partner

			By:	/s/ ANDREA KARP
			Name:	Andrea Karp
			Title:	SVP, Real Estate

[Signature Page to Company II Purchase Agreement]